EXHIBIT A
to
Mutual Fund Services Agreement
Between Unified Fund Services, Inc. and Valued Advisers Trust

List of Portfolios	Date Added to the Agreement
Golub Group Equity Fund	December 17, 2008
TEAM Asset Strategy Fund	September 11, 2009
LS Opportunity Fund	April 23, 2010